Board of Directors
Lincoln Federal Savings Bank
September 11, 1998


                                                                    EXHIBIT 8(1)




                                                              September 11, 1998





Board of Directors
Lincoln Federal Savings Bank
1121 East Main Street
Plainfield, Indiana   46168-0510

         Re: Federal Income Tax Opinion Relating to Conversion of Lincoln Federal Savings Bank ("Lincoln") from a Federally-Chartered Mutual to a Federally-Chartered Stock Organization

Gentlemen:

         In accordance with your request, set forth hereinbelow is the opinion of this firm relating to the Federal income tax consequences of the proposed conversion (the "Conversion") of Lincoln from a federally-chartered mutual savings bank to a federally-chartered stock savings bank.

         Lincoln is a federally-chartered mutual savings bank. As a mutual savings bank, Lincoln has no authorized capital stock. Instead, Lincoln, in mutual form, has a unique equity structure. A depositor of Lincoln is entitled to interest on his account balance as declared and paid by Lincoln. A depositor has no right to a distribution of any earnings of Lincoln, but rather these amounts become retained earnings of Lincoln. A depositor, however, has a right to share pro rata, with respect to the withdrawal value of his respective account, in any liquidation proceeds distributed in the event Lincoln is ever liquidated. Voting rights in Lincoln are held by its members, i.e., depositors and certain borrowers. Each depositor is entitled to cast one vote for each $100 or a fraction thereof deposited in a deposit account. Each eligible borrower member may cast one vote for each loan held. No member may cast more than 1,000 votes. All of the interests held by a depositor in Lincoln cease when such depositor closes his accounts with Lincoln.

         The Board of Directors of Lincoln has decided that in order to stimulate the growth and expansion of Lincoln through the raising of additional capital, it would be advantageous for Lincoln to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and to form an Indiana corporation ("Holding Company") to own all of Lincoln's issued and outstanding capital stock. It is proposed pursuant to a plan of Conversion (the "Plan") that Lincoln's


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 2




charter to operate as a mutual savings bank be amended and a new charter be acquired to allow it to continue its operations in the form of a stock savings bank ("Converted Bank"). Under the Plan, Lincoln will issue shares of its capital stock to Holding Company in exchange for all but 50% of the net proceeds derived from the sale of Holding Company's common stock, without par value ("Common Stock"), to members of Lincoln and certain members of the public through a subscription and community offering, if necessary. The Plan must be approved by the Office of Thrift Supervision ("OTS") and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of Lincoln's members called to vote on the Plan.

         Following authorization, the Plan provides for the issuance of shares of Common Stock. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of Lincoln at the time of conversion. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share.

         As required by OTS regulations, shares of Common Stock will be offered pursuant to non-transferable subscription rights on the basis of preference categories. No subscriber will be allowed to purchase fewer than 25 shares of Common Stock. Lincoln has established four preference categories under which shares of Common Stock may be purchased and a direct community offering category for the sale of shares not purchased under the preference categories.

         The first category of preference is reserved for Lincoln's eligible account holders. The Plan defines "eligible account holders" as any person holding a qualifying deposit. The Plan defines "qualifying deposit" as the aggregate balance of all savings and deposit accounts of an eligible account holder in Lincoln at the close of business on June 30, 1997, provided such aggregate balance is not less than $50.00. Once a Lincoln savings account holder qualifies as an eligible account holder, he will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each eligible account holder may subscribe for in his capacity as such is 25,000, subject to a 86,768 maximum for each such account holder and his Associates (as defined in the Plan) or group of persons acting in concert. If there is an oversubscription, shares will be allocated among subscribing eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing eligible account holders in the proportion that their qualifying deposits bear to the total qualifying deposits of eligible account holders on the eligibility record date. Non-transferable subscription rights to purchase Common Stock received by officers and directors of Lincoln and their Associates based on their increased deposits in Lincoln in the one-year period


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 3




preceding the eligibility record date shall be subordinated to all other subscriptions involving the exercise of nontransferable subscription rights to purchase shares of Common Stock under the first preference category. Notwithstanding the foregoing, shares of Common Stock in excess of the maximum of the valuation range of shares offered in the Conversion may be sold to the second category of preference before fully satisfying the subscriptions of eligible account holders.

         The second category of preference is reserved for the Holding Company's employee stock ownership plan (the "ESOP") to be established at the time of the Conversion. This category may subscribe for up to 10% of the shares sold in the Conversion; provided that shares remain available after satisfying the subscription rights of eligible account holders up to the maximum of the valuation range of shares offered in the Conversion. It is anticipated that the ESOP will subscribe for 8% of the shares issued in the Conversion (including 250,000 shares issued to a charitable foundatin described below) pursuant to this category of preference.

         The third category of preference is reserved for Lincoln's supplemental eligible account holders. These are persons holding savings and deposit accounts at Lincoln at the close of business on September 30, 1998, with an aggregate balance of not less than $50.00. If there is not subscription for all of the Common Stock in the first and second preference categories, supplemental eligible account holders will receive, without payment, non-transferable subscription rights to purchase Common Stock. Subject to certain limited exceptions, the maximum number of shares that each supplemental eligible account holder may subscribe for in his capacity as such is 25,000, subject to a 86,768 maximum for each such account holder and his Associates or group of persons acting in concert. Any subscription rights received by eligible account holders in accordance with the first category of preference will reduce to the extent thereof the subscription rights granted in this third category of preference. If there is an oversubscription, shares will be allocated among subscribing supplemental eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Any shares not then allocated shall be allocated to supplemental eligible account holders in the proportion that their qualifying deposits bear to the qualifying deposits of all subscribing supplemental eligible account holders.

         If there is not subscription for all of the Common Stock in the first, second and third preference categories, the fourth preference category, consisting of members of Lincoln as of the record date for the special meeting of members at which the Plan will be submitted for approval who are not eligible account holders or supplemental eligible account holders ("Other Members"), will receive, without payment, non-transferable subscription rights entitling them to purchase Common Stock. Subject to certain limited exceptions, each Other Member shall receive subscription rights to


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 4




purchase up to 25,000 shares of Common Stock in his capacity as such, subject to a 86,768 maximum for each such member and his Associates or group of persons acting in concert, to the extent that such stock is available after satisfaction of the first, second and third preference categories. In the event of an oversubscription by Other Members, shares will be allocated pro rata in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

         If there are shares of Common Stock available after the first, second, third and fourth preference categories have been exhausted, it is anticipated that they will be sold to members of the general public in a best efforts community offering, giving preference to residents of Clinton, Hendricks, and Montgomery Counties. The maximum number of shares which may be purchased in this Community Offering by any person (including his Associates) or persons acting in concert is 25,000 shares of Common Stock. A person with subscription rights who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering, may subscribe for additional shares in the Community Offering that do not exceed the lesser of (i) 25,000 shares or (iii) the number of shares which, when added to the number of shares subscribed for by such person and his Associates and persons acting in concert would not exceed 86,768 shares.

         Lincoln's Board of Directors may increase the maximum purchase limitations in the Plan up to 9.99% of the shares of Common Stock offered in the Conversion, provided that orders for Common Stock exceeding 5% of the total offering may not exceed, in the aggregate, 10% of the total offering. Officers and directors of Lincoln and their Associates may not purchase in the aggregate more than 34% of the shares offered pursuant to the Plan. Directors of Lincoln will not be deemed Associates or a group acting in concert solely as a result of their membership on the Board of Directors of Lincoln. All of the shares of Common Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year. In order to achieve the widest distribution of the stock in the Community Offering, orders for stock shall be filled up to a maximum of 2% of the Common Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The overall purchase limitation may be reduced to any number to a minimum of 1% of the shares sold in the Conversion, in the sole discretion of the Board of Directors of Lincoln.

         The Plan provides that no person will be issued any subscription rights or be permitted to purchase any Common Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of the Common Stock to such persons would require Lincoln or the Holding


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 5




Company or their respective officers or directors under the securities law of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The Plan also provides for the establishment of a liquidation account by Lincoln. The liquidation account will be equal in amount to the net worth of Lincoln near the time of conversion. The establishment of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Converted Bank, except that Converted Bank will not voluntarily reduce the net worth accounts if the result thereof would be to reduce its net worth below the amount required to maintain the liquidation account. The liquidation account will be for the benefit of Lincoln's eligible account holders and supplemental eligible account holders who maintain accounts in Lincoln at the time of conversion. All such account holders, including those account holders not entitled to subscription rights for reasons of foreign or out-of-state residency (as described above), will have an interest in the liquidation account. The interest such account holder will have is a right to receive, in the event of a complete liquidation of Converted Bank, a liquidating distribution from the liquidation account in the amount of the then current adjusted subaccount balances for deposit accounts then held, prior to any liquidation distribution being made with respect to capital stock.

         The initial subaccount balance for a deposit account held by an eligible account holder and supplemental eligible account holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the deposit account and the denominator is the total amount of qualifying deposits of all eligible account holders and supplemental eligible account holders in Lincoln. The initial subaccount balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any eligible account holder or supplemental eligible account holder on any annual closing date subsequent to the eligibility record date or supplemental eligibility record date is less than the lesser of (1) the deposit balance in the savings account at the close of business on any other annual closing date subsequent to the eligibility record date or supplemental eligibility record date, or (2) the amount of the qualifying deposit in such deposit account. In such event, the subaccount balance for the deposit account will be adjusted by reducing each subaccount balance in an amount proportionate to the reduction in the deposit balance. Once decreased, the Plan provides that the subaccount balance may never be subsequently increased, and if the deposit account of an eligible account holder or supplemental eligible account holder is closed, the related subaccount balance in the liquidation account will be reduced to zero.

         Following the Conversion, voting rights with respect to Converted Bank will rest with Holding Company, and with respect to Holding Company will rest exclusively with the holders of


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 6




Common Stock. The Conversion will not interrupt the business of Lincoln, and its business will continue as usual by Converted Bank. Each depositor will retain a withdrawable savings or deposit account or accounts equal in amount to the withdrawable account at the time of conversion. Mortgage loans of Lincoln will remain unchanged and retain their same characteristics in Converted Association after the conversion. The Converted Bank will continue the membership of Lincoln in the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Home Loan Bank System, and will remain subject to the regulatory authority of the OTS and the FDIC.

         As part of the Conversion, the Bank has provided for the establishment of a charitable foundation that will qualify as an exempt organization under
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Foundation"). The Foundation is intended to further the Converted Bank's long term commitment to its community. The Plan provides that the Foundation is intended to complement the Bank's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Bank over the long term. The Plan of Conversion provides that the Holding Company intends to donate to the Foundation 250,000 shares of its authorized but unissued common stock. In the event that the Foundation does not receive the requisite approval from regulatory agencies and Bank members, the Bank may determine to complete the Conversion without the Foundation.

         The Foundation will be dedicated to the promotion of charitable and educational purposes within Hendricks County, Montgomery County and Clinton County, Indiana and its neighboring communities, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants and donations to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of the Foundation assets each year. In order to serve the purposes for which it is found and to maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

         It is anticipated that on a date which is at least six months following the Conversion, Holding Company and/or the Bank will adopt a stock option plan and a "recognition and retention" plan and trust ("RRP"). A number of shares of Common Stock equal to four percent (4.0%) of the shares of Common Stock issued in the Conversion (including the shares issued to the Foundation) will be reserved to fund the RRP and a number of shares of Common Stock equal to 10% of the shares of


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 7




Common Stock issued in the Conversion (including the shares issued to the Foundation) will be reserved for stock option grants under the stock option plan. In addition, the Converted Bank will establish an employee stock ownership plan and trust for the benefit of its employees at the time of the Conversion. The stock option plan, RRP and employee stock ownership plan are referred to collectively herein as the "Employee Plans." Additionally, Holding Company will adopt certain "anti-takeover provisions" in its proposed Articles of Incorporation and Code of By-Laws.

         We have received, and are relying upon, certificates of certain officers of Lincoln to the effect that:

          a. Converted Bank has no plan or intention to redeem or otherwise acquire any of its capital stock issued to Holding Company in connection with the Conversion.

          b. Immediately following consummation of the Conversion, Converted Bank will possess the same assets and liabilities as Lincoln held immediately prior to the proposed transaction, plus all but 50% of the net proceeds from the sale of Common Stock.

          c. Converted Bank has no plan or intention to sell or otherwise dispose of any of the assets of Lincoln acquired in the Conversion, except for dispositions in the ordinary course of business.

          d. Following the Conversion, Converted Bank will continue to engage in the same business in substantially the same manner as engaged in by Lincoln before the Conversion.

          e. The aggregate fair market value of the qualifying deposits (as defined in the Plan) held by eligible account holders as of the close of business on June 30, 1997, and by supplemental eligible account holders on September 30, 1998, equaled or exceeded or will equal or exceed 99% of the aggregate fair market value of all savings accounts in Lincoln (including accounts of less than $50) at the close of business on such respective dates.

          f. No shares of Common Stock will be issued to or be purchased by depositor-employees at a discount or as compensation in the Conversion, although shares may be purchased at fair market value by the RRP and the ESOP established in connection with the Conversion.



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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 8




          g. No cash or property will be given to eligible account holders, supplemental eligible account holders or Other Members in lieu of
               (a) non-transferable subscription rights or (b) an interest in the liquidation account of Converted Bank.

          h. Lincoln is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          i. At the time of the Conversion the fair market value of the assets of Lincoln on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which the assets are subject. All such liabilities were incurred in the ordinary course of business and are associated with the assets transferred. Immediately before the Conversion, Lincoln will have a positive net worth.

          j. Lincoln has received or will receive an opinion from Keller & Company, Inc., which concludes that the subscription rights to be received by eligible subscribers have no economic value at the date of distribution or the time of exercise whether or not a public offering takes place (the "Keller Financial Opinion"). The exercise price of the subscription rights will be approximately equal to the fair market value of the Common Stock at the time of the Conversion.

          k. Holding Company has no plan or intention to sell or otherwise dispose of the capital stock of Converted Bank received by it in the proposed transaction, and there is no plan or intention for Converted Bank to be liquidated or merged with another corporation following the transaction.

          l. The fair market value of the withdrawable deposit accounts in Converted Bank (plus the related interest in the Converted Bank liquidation account) to be constructively received under the Plan by the eligible account holders and supplemental eligible account holders of Lincoln will, in each instance, be approximately equal to the fair market value of Lincoln's deposit accounts (plus the related interest in the Lincoln liquidation account) surrendered in constructive exchange by them. All proprietary rights in Lincoln form an integral part of the withdrawable savings accounts being surrendered in the exchange.



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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 9




          m.   Lincoln  utilizes  a  reserve  for bad debts in  accordance  with
               Section 593 of the Code, and following the Conversion, Converted Bank shall likewise continue to utilize a reserve for bad debts in accordance with Section 593 of the Code.

          n. Holding Company, Lincoln and Converted Bank are corporations within the meaning of Section 7701(a)(3) of the Code. Lincoln and Converted Bank are domestic building and loan associations within the meaning of Section 7701(a)(19)(C) of the Code.

          o. Lincoln deposit account holders and Other Members will pay expenses of the Conversion solely attributable to them, if any. Lincoln and Holding Company will each pay its own expenses of the Conversion and will not pay any expenses solely attributable to the deposit account holders, Other Members or the holders of Common Stock.

          p. Immediately following the Conversion, the former depositors of Lincoln will own all of the outstanding interests in the Converted Bank liquidation account and will own such interests solely by reason of their ownership of deposits at Lincoln (including the attendant rights to liquidation proceeds) immediately before the Conversion.

          q. Assets of Lincoln used to pay expenses of the Conversion (without reference to expenses of the offering or sale of the Common
               Stock) and to make distributions (other than regular, normal interest payments) will, in the aggregate, constitute less than 1% of the net assets of Lincoln. Any such expenses or distributions will be paid or reimbursed from proceeds of the sale of the Common Stock.

          r. At the time of the Conversion, Lincoln will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Converted Bank.

          s. No account holder of Lincoln who is eligible to receive an interest in the Converted Bank liquidation account will be excluded from participation in the Converted Bank liquidation account.

          t. Holding Company has no plan or intention to redeem or otherwise reacquire any of the Common Stock issued in the proposed transaction.



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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 10




          u. Neither the Common Stock nor the stock of Converted Bank issued pursuant to the proposed transactions will be callable or subject to a put option (except as required under any Employee Plan).

          v. None of the compensation received by a Lincoln employee who is also an eligible account holder, supplemental eligible account holder, or Other Member will be separate consideration for, or allocable to, his or her status as eligible account holder, supplemental eligible account holder, or Other Member; none of the Common Stock or interests in the liquidation account of Converted Bank received by any such employee will be separate consideration for, or allocable to, any employment agreement or arrangement (other than an Employee Plan); and the compensation paid to the employee will be for services actually rendered and will be commensurate with the compensation that would be paid to third parties bargaining at arm's length for similar services.

          w. There is no intercorporate indebtedness existing between Holding Company and Lincoln that was issued or acquired, or will be settled, at a discount.

          x.   Holding  Company is not an  investment  company as  described  in
               Section 351(e) of the Code.

          y. The principal amount, interest rate and maturity date of each deposit account in Converted Bank received by a Lincoln eligible account holder or supplemental eligible account holder are identical to those of the corresponding Lincoln deposit account that was held by the account holder immediately prior to the Conversion.


                               OPINION OF COUNSEL

         Based solely upon the foregoing information, including the Keller Financial Opinion, the provisions of the Code, the regulations thereunder and such other authorities as we have deemed appropriate to consider, all as in effect on the date hereof, our opinion is as follows:

          (1) The change in the form of Lincoln from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code and no gain or loss will be recognized to either Lincoln or to Converted Bank as a result of such


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 11




               Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78). Lincoln and Converted Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code (Rev. Rul. 72-206, 1972-1 C.B. 105).

          (2) No gain or loss will be recognized by Converted Bank on the receipt of money and other property, if any, from Holding Company in exchange for shares of Converted Bank's capital stock (Section 1032(a) of the Code).

          (3) No gain or loss will be recognized by Holding Company upon the receipt of money for Common Stock (Section 1032(a) of the Code).

          (4) The assets of Lincoln will have the same basis in the hands of Converted Bank as in the hands of Lincoln immediately prior to the Conversion (Section 362(b) of the Code).

          (5) The holding period of the assets of Lincoln to be received by Converted Bank will include the period during which the assets were held by Lincoln prior to the Conversion (Section 1223(2) of the Code).

          (6) Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Bank, non-transferable subscription rights to purchase Common Stock, and/or interests in the liquidation account of Converted Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the subscription rights and interests in the liquidation accounts received. The liquidation accounts will have nominal, if any, fair market value. See Paulsen v. Commissioner, 469 U.S. 131, 139
               (1985),  quoting  Society for  Savings v.  Bowers,  349 U.S.  143
               (1955);  but see Rev.  Rul.  69-3,  1969-1 C.B. 103 and Rev. Rul.
               69-646, 1969-2 C.B. 54 (the interest received rises to the level of "stock" and thus, in some circumstances, Section 354 of the Code applies). Based solely on the accuracy of the conclusion reached in the Keller Financial Opinion, and our reliance on such opinion, that the subscription rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by eligible account holders or supplemental eligible account holders upon receipt or distribution of subscription rights. (Section 1001 of the Code.) Similarly, based solely on the accuracy of the aforesaid conclusion reached in the Keller Financial Opinion and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the Other Members of Lincoln


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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 12




               upon the distribution to them of subscription rights or upon the exercise of the subscription rights to acquire Common Stock at fair market value; (b) no taxable income will be realized by the depositors or borrowers of Lincoln as a result of the exercise of the non-transferable subscription rights to purchase Common Stock at fair market value, Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Converted Bank, Lincoln or Holding Company on the issuance or distribution of subscription rights to depositors and borrowers of Lincoln to purchase shares of Common Stock at fair market value. Section 311 of the Code.

          (7) A depositor's basis in the deposits of Converted Bank will be the same as the basis of such depositor's deposits in Lincoln.
               Section 1012 of the Code. The basis of the non-transferable subscription rights will be zero increased by the amount of gain, if any, recognized on their receipt. The basis of the interest in the liquidation account of Converted Bank received by eligible account holders and supplemental eligible account holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Converted Bank received in exchange for the proprietary interest in Lincoln, which in this transaction we assume to be zero.

          (8) The basis of the Holding Company Common Stock to its shareholders will be the purchase price thereof, plus, in the case of stock acquired by the exercise of subscription rights, the basis, if any, in the subscription rights exercised. Section 1012 of the Code.

          (9) A shareholder's holding period for Common Stock acquired through the exercise of the non-transferable subscription rights shall begin on the date on which the subscription rights are exercised.
               Section 1223(6) of the Code. The holding period of the Common Stock purchased pursuant to the Community Offering will commence on the date following the date on which the stock is purchased. Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B.
               190.

          (10) The part of the taxable year of Lincoln before the Conversion and the part of the taxable year of Converted Bank after the Conversion will constitute a single taxable year of Converted Bank. (See Rev. Rul. 57-276, 1957-1 C.B. 126). Consequently, Lincoln will not be required to file a federal income tax return for any short portion of such taxable year (Section 1.381(b)-1(a)(2) of the Income Tax Regulations).



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Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 13




          (11) Converted Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Lincoln as of the date or dates of Conversion. (Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Income Tax Regulations.)

          (12) Regardless of book entries made for the creation of the liquidation account, the Conversion will not diminish the accumulated earnings and profits of the Converted Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code (Sections 1.312-11(b) and (c) of the Income Tax Regulations). The creation of the liquidation account on the records of Converted Bank will have no effect on its taxable income, deductions for addition to reserve for bad debts under Section 593 of the Code, or distributions to shareholders under Section 593(e) of the Code (Rev. Rul. 68-475, 1968-2 C.B.
               259).

          (13) Converted Bank will succeed to and take into account, immediately after the Conversion, those accounts of Lincoln which represent bad debt reserves in respect of which Lincoln has taken a bad debt deduction for taxable years ending on or before the date of the Conversion. The bad debt reserves will not be required to be restored to the gross income of either Lincoln or Converted Bank solely as a result of the Conversion, and such bad debt reserves will have the same character in the hands of the Converted Bank as they would have had in the hands of Lincoln if no distribution or Conversion had occurred. (Section 381(c)(4) of the Code and Section 1.381(c)(4)-1(a)(1)(ii) of the Income Tax Regulations.) No opinion is being expressed as to whether the bad debt reserves will be required to be restored to the gross income of either Lincoln or Converted Bank for the taxable year of the transfer as a result of the requirements of Section 593(g) of the Code.

          (14) Inasmuch as the Conversion constitutes a tax-free reorganization for federal income tax purposes, Lincoln will not incur any liability for Indiana adjusted gross income tax, financial institutions tax, supplemental net income tax, county adjusted gross income tax or county option income tax as a result of the Conversion. Lincoln will not incur any Indiana gross income tax liability as a result of the Conversion. Amounts received by Holding Company in exchange for the issuance of Common Stock and amounts received by Converted Bank in exchange for the issuance of its capital stock will constitute contributions to capital which are exempt from the gross income tax.

Board of Directors
Lincoln Federal Savings Bank
September 11, 1998
Page 14



          (15) Assuming that the interests in the liquidation account and the subscription rights that will be constructively issued to them as a part of the Plan have nominal, if any, fair market value, depositors will incur no liability for Indiana gross income tax, adjusted gross income tax, financial institutions tax, county adjusted gross income tax or county option income tax as a result of the Conversion.

          (16) Following the Conversion, the Converted Bank will continue to be subject to the Indiana financial institutions tax.

         Our opinion on the above issues is based on information and representations provided by officers of Lincoln on behalf of Lincoln and its members. Neither the Internal Revenue Service nor the Indiana Department of Revenue has ruled on these issues and our opinion is not binding on either agency. The Internal Revenue Service or the Indiana Department of Revenue could take a position contrary to that expressed in this opinion on some or all of the above issues, and such a position if ultimately sustained could result in adverse tax consequences to Lincoln or its members.

         No opinion is provided as to possible tax consequences of the Conversion under any federal, state, local or foreign tax laws except as specifically provided above.

                                                              Very truly yours,



                                                              BARNES & THORNBURG